UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 10, 2017

99 CENTS ONLY STORES LLC

(Exact name of registrant as specified in its charter)

California	1-11735	95-2411605
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

4000 East Union Pacific Avenue
City of Commerce, California	90023
(Address of principal executive offices)	(Zip Code)

(323) 980-8145

(Registrant’s telephone number, including area code)

None

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 or Rule 12b- 2 of the Securities Exchange Act of 1934.

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 7.01 Regulation FD Disclosure.

Beginning on or about September 22, 2017, 99 Cents Stores Only LLC (the “Company”) engaged in confidential discussions under separate Confidentiality Agreements (the “Confidentiality Agreements”) with holders (the “Noteholders”) of a material portion of the Company’s unsecured 11% Senior Notes due 2019 (the “Notes”) regarding a potential strategic transaction to enhance the Company’s capital structure.  In the course of these discussions with the Noteholders, the Company and the Lenders proposed and negotiated the possible terms of such a potential strategic transaction.  Following such discussions and negotiation, on October 4, 2017, the Company made a proposal (the “Proposal”) to the Noteholders, which Proposal provided for, among other things, an offer to exchange the Notes (other than Notes held by the Company’s equity sponsors) for either (A) new junior lien notes offering 11% cash interest and 2% PIK interest (which Notes would not be callable for two years) or (B) new junior lien notes offering 11% PIK interest (which Notes would be callable at any time) (the “New PIK Only Notes”), in each case, maturing in 2023.  In addition, under the Proposal, approximately 50% of the Notes held by the Company’s equity sponsors would be exchanged for New PIK Only Notes and the equity sponsors offered to invest up to $15 million of additional capital in the Company.  The remainder of the Notes held by the Company’s equity sponsors would remain outstanding on their existing terms, provided that interest thereon would be paid in-kind.

On October 6, 2017, each of the Confidentiality Agreements expired by its terms.  As of that date, the Company and the Lenders had not reached agreement with respect to the Proposal or any other strategic transaction.  However, if opportunities are favorable or are otherwise available on acceptable terms, the Company intends to seek to refinance, exchange, amend the terms of the Notes or issue or incur additional debt, and may engage with existing and prospective holders of its Notes in connection with such matters, including by pursuing and/or effecting the transaction described in the Proposal or a similar strategic transaction.  Although the Company is actively pursuing opportunities to improve its capital structure, some or all of the foregoing potential transactions or other alternatives may not be available to it or announced in the foreseeable future or at all.  If the Company is unable to complete such a transaction or other alternative, on favorable terms or at all, due to market conditions or otherwise, its financial condition could be materially and adversely affected.

The Company has included statements in this current report that constitute “forward-looking statements” within the meaning of Section 21E of the Securities Exchange Act, as amended, and Section 27A of the Securities Act of 1933, as amended. As a general matter, forward-looking statements are those focused on future or anticipated events or trends, expectations and beliefs including, among other things, the Company’s expectations with respect to the amend and extend transaction described herein.  Such statements are intended to be identified by using words such as “believe,” “expect,” “intend,” “estimate,” “anticipate,” “will,” “project,” “plan” and similar expressions in connection with any discussion of future operating or financial performance. Any forward-looking statements are and will be based upon the Company’s then-current expectations, estimates and assumptions regarding future events and are applicable only as of the dates of such statements. Readers are cautioned not to put undue reliance on such forward-looking statements. Such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, and actual results may differ materially from those projected in this current report for reasons, among others, including (i) the ability of the Company to effect the transactions described in the Proposal, (ii) the availability of alternative transactions, (iii) general market conditions and (iv) those reasons discussed in the reports and other documents the Company files from time to time with the Securities and Exchange Commission, the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Risk Factors” sections contained in the Company’s Annual Report on Form 10-K for the fiscal year ended January 27, 2017. The Company undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

The information disclosed in this Item 7.01 is being furnished and shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) or otherwise subject to the liabilities of that Section, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Exchange Act, regardless of any general incorporation language in such a filing.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

99 CENTS ONLY STORES LLC

Dated: October 10, 2017	By:	/s/ Felicia Thornton
Felicia Thornton
Chief Financial Officer